Exhibit 10.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

PAINCARE HOLDINGS, INC.,

PAINCARE ACQUISITION COMPANY XIV, INC.,

BEN ZOLPER, M.D., L.L.C.

AND

BEN ZOLPER, M.D.

EFFECIVE DATE: JULY 1, 2004.

TABLE OF CONTENTS

DEFINITIONS		1

TRANSACTION		1

2.1	Transaction	1

2.2	Effect of the Merger	2

2.3	Effective Time; Filing of Certificates of Merger	2

2.4	Articles of Incorporation	2

2.5	Bylaws	2

2.6	Managers, Directors and Officers	2

2.7	Tax Consequences	2

2.8	Additional Actions	2

2.9	No Dissenters’ Rights	3

2.10	Intentionally Omitted	3

2.11	Conversion of Membership Interest	3

2.12	Member Consent and Release	3

2.13	Piggyback Registration	3

TRANSACTION CONSIDERATION		3

3.1	Initial Transaction Consideration	3

3.2	Potential Post Closing Adjustments	4

3.3	Earn-out Payment	5

3.4	Pledge Agreement	8

REPRESENTATIONS AND WARRANTIES OF THE MEMBER		8

4.1	Organization, Qualification, and Company Power	8

4.2	Capitalization	9

4.3	Authorization	9

4.4	Noncontravention	9

4.5	Broker’s Fees	10

4.6	Title to Assets	10

4.7	No Subsidiaries	10

4.8	Financial Statements	10

i

4.9	Events Subsequent to Most Recent Year End	10

4.10	Undisclosed Liabilities	12

4.11	Tax Matters	13

4.12	Real Property	14

4.13	Intellectual Property	15

4.14	Condition of Tangible Assets	15

4.15	Contracts	15

4.16	Powers of Attorney	17

4.17	Insurance; Malpractice	17

4.18	Litigation	18

4.19	Health Care Compliance	18

4.20	Fraud and Abuse	18

4.21	Legal Compliance	19

4.22	Rates and Reimbursement Policies	19

4.23	Medical Staff	20

4.24	Employees	20

4.25	Employee Benefits	20

4.26	Physicians and Other Providers	21

4.27	Guaranties	22

4.28	Environment, Health, and Safety	22

4.29	Certain Business Relationships with the Company and its Affiliates	23

4.30	Third-party Payors	23

4.31	Bank Accounts	24

4.32	Tax Status	24

4.33	Binding Obligation	24

4.34	No Corporate Practice or Fee Splitting	24

4.35	Staff Privileges	24

4.36	Intentions	24

4.37	Securities Representation	24

4.38	HIPAA	26

4.39	Improper and Other Payments	26

4.40	Accounts Receivable	26

4.41	Medical Waste	27

4.42	No Untrue or Inaccurate Representation or Warranty	27

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING COMPANIES		27

5.1	Organization of PainCare and Subsidiary	27

5.2	Authorization of Transaction	27

CLOSING		27

CLOSING DELIVERIES		28

7.1	Deliveries of the Company and the Shareholder	28

7.2	Deliveries of PainCare	28

CONDITIONS TO THE OBLIGATIONS OF PAINCARE AND SUBSIDIARY		29

8.1	Representations and Warranties; Covenants and Agreements	29

8.2	Due Diligence	29

POST-CLOSING COVENANTS		29

9.1	General	29

9.2	Tax Returns	29

9.3	Transition	30

9.4	Litigation Support	30

9.5	Consents	30

9.6	Operational Covenants	30

SURVIVAL AND INDEMNIFICATION		31

10.1	Survival of Representations and Warranties	31

10.2	Indemnification Provisions for the Benefit of PainCare and Subsidiary	32

10.3	Indemnification Provisions for the Benefit of the Shareholder	32

10.4	Matters Involving Third Parties	32

RESTRICTIVE COVENANTS; CONFIDENTIALITY		34

11.1	Member Restrictive Covenants	34

11.2	Defenses	35

11.3	No Running of Covenant During Breach	36

11.4	Blue Pencil Doctrine	36

11.5	Confidentiality, Press Releases, and Public Announcements	36

11.6	Conduct of Business	37

11.7	No Third-Party Beneficiaries	39

MISCELLANEOUS.		39

12.1	Entire Agreement	39

12.2	Succession and Assignment	39

12.3	Counterparts	39

12.4	Headings	39

12.5	Notices	39

12.6	Governing Law; Jurisdiction; Attorney’s Fees	40

12.7	Amendments and Waivers	40

12.8	Severability	40

12.9	Expenses	40

12.10	Further Assurances	41

12.11	Construction	41

12.12	Survival	41

12.13	Incorporation of Exhibits and Schedules	41

12.14	Submission to Jurisdiction	41

12.15	Notification of Certain Matters	41

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into effective as of the 1st day of July, 2004 (the “Effective Date”) by and among PAINCARE HOLDINGS, INC., a Florida corporation (“PainCare”), PAINCARE ACQUISITION COMPANY XIV, INC., a Florida corporation (“Subsidiary”, and together with PainCare, the “Acquiring Companies”), BEN ZOLPER, M.D., L.L.C. a Maine limited liability company (the “Company”), and BEN ZOLPER, M.D., an individual (the “Member”). PainCare, Subsidiary, the Company and the Member are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Company operates a medical practice and the Member is a licensed medical provider in the State of Maine and owns all of the issued and outstanding shares of the Company stock;

B. PainCare desires to enter into this Agreement in order for the Subsidiary, which is a wholly-owned subsidiary of PainCare, to acquire the business and assets of the Company;

C. All of the Parties hereto desire to enter into this Agreement to effectuate the Merger, as hereinafter defined, of the Company with and into Subsidiary pursuant to the terms and conditions of this Agreement; and

F. It is the intention of the Parties for the Merger contemplated herein to qualify as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

NOW, THEREFORE, in consideration of the premises and the actual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and adequacy of which are hereby conclusively acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1. DEFINITIONS. All capitalized words that are not capitalized for purposes of grammar and which are not defined in the text of this Agreement are defined terms with their definitions set forth on Exhibit 1.

2. TRANSACTION.

2.1 Transaction. Upon the terms and subject to the conditions hereof and in accordance with the provisions of the Florida Business Corporation Act (the “Florida Act”) and

the Maine Limited Liability Company Act (the “Maine Act”)], the Company shall be merged with and into Subsidiary (the “Merger”) and the separate existence of the Company shall thereupon cease, and Subsidiary, as the surviving corporation (the “Surviving Corporation”), shall continue to exist under and be governed by the Florida Act (the “Transaction”).

2.2 Effect of the Merger. At and after the Effective Time, as defined in Section 2.3 below, the effect of the Merger shall, in all respects, be as provided in the Florida Act and the Maine Act. From and after the Effective Time, the Surviving Corporation shall continue to be a Florida corporation authorized to do business in the State of Maine.

2.3 Effective Time; Filing of Certificates of Merger. The Merger shall be effected by the filing at the time of the Closing or as soon as practicable thereafter, of the Articles of Merger (the “Articles of Merger”), substantially in the form of Exhibit 2.3 attached hereto, with the Secretary of the State of Florida in accordance with the provisions of the Florida Act and with the Secretary of the State of Maine in accordance with the provisions of the Maine Act. The Merger shall become effective as of 11:59 p.m. on the date of the last of such filings (the “Effective Time”) and the Parties shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

2.4 Articles of Incorporation. As of the Effective Time, the articles of incorporation of Subsidiary, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation saving the change of the Subsidiary’s name to Ben Zolper Pain Management Center, Inc. until thereafter amended in accordance with applicable law.

2.5 Bylaws. As of the Effective Time, the bylaws of Subsidiary, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.

2.6 Managers, Directors and Officers. As of the Effective Time, the directors and officers of Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. At the Closing, the Company shall cause to be delivered to Subsidiary the written resignations of all of the managers and officers of the Company, which resignations shall be unconditional and effective as of the Closing Date (as defined in Section 6 below).

2.7 Tax Consequences. It is intended by the Parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

2.8 Additional Actions. If, at any time after the Closing, the Surviving Corporation shall consider or be advised that any further acts are necessary or desirable: (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger; or (b) otherwise to carry out the purposes of this Agreement, then the Member shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all other acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of the Member and the Company to take any and all such actions.

2.9 No Dissenters’ Rights Comprising the sole member of the Company, the Member’s approval and execution of this Agreement constitutes unanimous approval of the transactions contemplated herein; therefore, neither the Member, nor any other party, is entitled to dissenters’ rights under the laws of the State of Maine.

2.10 Intentionally Omitted.

2.11 Conversion of Membership Interest. Each share of capital stock of Subsidiary issued and outstanding immediately prior to the Closing shall continue to represent one (1) validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation after the Merger. By virtue of the Merger and without any action on the part of the Member the Membership Interest owned by the Member in the Company shall be converted into the Initial PainCare Shares described in Section 3.1. The PainCare Shares received by the Member shall not be transferable by the Member other than: (a) by will or the laws of intestate succession; (b) in accordance with applicable state and federal securities laws including without limitation Rule 144 of the Securities Act; and (c) subject to the term and conditions of any applicable lock-up letter.

2.12 Member Consent and Release. The Member hereby consents to the Transaction and approves the execution and delivery of this Agreement and the transactions contemplated hereby. Effective on the Effective Time, the Member hereby releases the Company from any and all claims he may, could or will have, whether arising before or after the Effective Time, against the Company as a result of the Member having served as a member, manager, officer, employee, agent, lender, or in any other capacity of or for the Company.

2.13 Piggyback Registration. At Closing, the parties shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit 2.13.

3. TRANSACTION CONSIDERATION.

3.1 Initial Transaction Consideration. (a) Subject to the adjustments set forth in Section 3.2 below, the initial aggregate transaction consideration that PainCare shall deliver at Closing as provided herein will shall equal One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000) comprised of: (i) Eight Hundred Seventy Five Thousand Five Hundred and 00/100 Dollars ($875,000) (the “Cash Due At Closing”); plus (ii) a number of PainCare Shares (the “Initial PainCare Shares”) which will be determined by dividing Eight Hundred Seventy Five Thousand Five Hundred and 00/100 Dollars ($875,000) by ninety percent (90%) of Fair Market Value [as defined in 3.3(f) below] of one share of PainCare common as determined as of the date immediately preceding the Closing Date. The parties agree that no fractional shares will be issued to the Member and if the above described formula results in a fractional share that the number of Initial PainCare Shares will be reduced to the next lowest whole number. The Cash Due At Closing and the Initial PainCare Shares shall hereinafter collectively be known as the “Initial Transaction Consideration.”

(b) The Closing Date Consideration shall be payable as follows:

(i) With respect to Forty Thousand and no/100 ($40,000) of the Cash Due At Closing, such cash shall be delivered to Cloverleaf Capital Advisors, Inc. (the “Escrow Agent”) to be held in escrow pursuant to the terms and conditions of that certain Escrow and Security Agreement in the form attached hereto as Exhibit 3.1(b); and

(b) With respect to the remainder of the Cash Due At Closing and the Initial PainCare Shares, such consideration shall be delivered to the Member, as instructed in writing.

3.2 Potential Post Closing Adjustments.

(a) Accounts Receivable Adjustment. If the Surviving Corporation, within the six (6) month calendar period immediately following the Closing Date, does not collect a total of Four Hundred Thousand and 00/100 Dollars ($400,000.00) from the Closing Date Accounts Receivable, then the Cash Due At Closing shall be reduced dollar for dollar by the A/R Adjustment. The “A/R Adjustment” shall equal the difference between the amount of Closing Date Accounts Receivable Accounts Receivable collected by the Surviving Corporation during such time period and Four Hundred Thousand and 00/100 Dollars ($400,000.00). PainCare shall receive payment for the A/R Adjustment through a lump sum cash payment from the Member within seven (7) days after the end of the six (6) month period.

(b) Other Net Equity Adjustments. If the Closing Date Balance Sheet (as defined in subsection (c) below) reflects Other Net Equity (as defined below) that is less than Fifty Thousand and 00/100 Dollars ($50,000.00) (“Agreed Other Net Equity”), then the Cash Due At Closing shall be reduced dollar for dollar (the “Other Net Equity Adjustment”) by the difference between (i) the Agreed Other Net Equity; and (ii) the Other Net Equity set forth in the Closing Date Balance Sheet. “Other Net Equity” shall mean the cash in the bank accounts of the Company’s immediately following the Closing, net of all liabilities of the Company.

(c) Closing Date Balance Sheet. Within ninety (90) days after the Closing Date, PainCare or its Affiliate will prepare and deliver to the Member a balance sheet of the Company as of the close of business on the Closing Date prepared in accordance with GAAP (the “Closing Date Balance Sheet”). Within six (6) days after PainCare’s delivery of the Closing Date Balance Sheet to the Member, the Member shall, in a written notice to PainCare, either accept or describe in reasonable detail any proposed adjustments to the Closing Date Balance Sheet and the reasons therefore, and shall include pertinent calculations. If the Member fails to deliver notice of acceptance or objection to the Closing Date Balance Sheet within such six (6) day period, the Member shall be deemed to have accepted the Closing Date Balance Sheet. Except in the case of a dispute with respect to the Closing Date Balance Sheet, within seven (7) days after delivery of the Closing Date Balance Sheet (the “Adjustment Payment Date”), the

Member shall pay the Other Net Equity Adjustment to PainCare in cash. In the event that PainCare and the Member are not able to agree on the Closing Date Balance Sheet within thirty (30) days from and after the receipt by PainCare of any objections raised by the Member, then either Party shall each have the right to require that such disputed determinations be submitted to an independent certified public accountant or accounting firm that PainCare shall select, for computation or verification in accordance with the provisions of this Agreement, and the Other Net Equity Adjustment shall be paid by the Member to PainCare within five (5) days after receipt of the accountant’s computation or verification. The foregoing provisions for certified public accounting firm review shall be final and binding upon the Parties and there shall be no right of appeal from such decision. Such accounting firm’s fees and expenses for such disputed determination shall be borne by the Party whose determination has been modified by such accounting firm’s report or by all Parties in proportion to the relative amount each Party’s determination has been modified. Any payments due under this Section 3.3 shall bear interest at eight percent (8%) per annum from the Adjustment Payment Date.

3.3 Earn-out Payment.

(a) General. Subject to 3.3(b) below and the condition that the Surviving Corporation achieves Formula Period Profits (as defined in Subsection (f) below) of at least Seven Hundred Thousand and 00/100 Dollars ($700,000) (the “Earnings Threshold”) in each of the three (3) successive twelve (12) month calendar periods beginning on the first day of the first month immediately following the Closing Date or if the Closing Date is the first day of the month then on the Closing Date (each such twelve (12) month calendar period shall be referred to herein as a “Formula Period”), then PainCare shall pay to the Member a total amount of additional consideration of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000) for the Formula Periods, payable in three equal annual installments of Five Hundred Eighty Three Thousand Three Hundred Thirty Three and 33/100 Dollars ($583,333.33) (the “Intended Installment Payment”) in the form of consideration provided in Section 3.3(e) below and subject to adjustment as provided in Section 3.3(c) and (d) below. The Member hereby acknowledges and agrees that the Intended Installment Payments to be made by PainCare, if earned, are expressly subordinate to the rights and obligations to the Laurus Master Fund, Ltd. (“Laurus”) as provided in those certain Securities Purchase Agreements, Security Agreements and Pledge Agreements between PainCare and Laurus dated February 27, 2004, March 22, 2004 and June 30, 2004.

(b) Pain Care agrees to deliver to the Member the Intended Installment Payment as described herein if, and only if, all of the following conditions are satisfied (each a “Condition” and collectively, the “Conditions”) throughout the Formula Periods: (i) Member is in compliance with this Agreement and (iii) Member’s Employment Agreement with the Surviving Corporation has not been terminated by the Surviving Corporation “for Cause.” To the extent that any of the Conditions are not satisfied during any of the Formula Periods, then for the applicable Formula Period where any of the Conditions are not satisfied, and each subsequent Formula Period, PainCare shall not pay, and shall have no duty or obligation to ever pay, and Member shall not receive, and shall have no right to ever receive, any Intended Installment Payment.

(c) Installment Payment Discount. Notwithstanding Section 3.3(a) above, if the Surviving Corporation fails to achieve the Earnings Threshold in a Formula Period, the amount of the Intended Installment Payment for such Formula Period shall be recalculated to equal the product of the Intended Installment Payment, multiplied by the Installment Payment Discount (as defined below) (the “Adjusted Installment Payment”). The “Adjusted Installment Payment” shall equal (i) the Formula Period Profits (as defined in Subsection (f) below) for such Formula Period divided by the Earnings Threshold; multiplied by (ii) ninety percent (90%) (“Installment Payment Discount”).

(d) Installment Payment Premium. Notwithstanding Section 3.3(c), if (i) the Member receives the Adjusted Installment Payment from PainCare in a Formula Period (saving the last Formula Period) rather than the Intended Installment Payment as a result of the Formula Period Profits equaling less than the Earnings Threshold for such Formula Period, and (ii) the Surviving Corporation’s Formula Period Profits exceed the Earnings Threshold in the Formula Period immediately subsequent to the Formula Period for which the Installment Payment Discount corresponded, then PainCare shall pay to the Member the Installment Payment Premium (as defined below). The “Installment Payment Premium” shall equal the product of (A) the Formula Period Profits for the Formula Period in which the Installment Payment Premium is calculated less the Earnings Threshold, multiplied by (B) Seventy-five percent (75%). The Installment Payment Premium shall be paid to the Member in the same percentages, form and time as the Installment Payments (as defined in Subsection (e) below) are due for the Formula Period for which the Installment Payment Premium is calculated.

(e) Manner of Payment. Within sixty (60) days after the end of each Formula Period, PainCare or its Affiliate shall prepare and deliver to the Member a financial statement presenting the Formula Period Profits for the Surviving Corporation for the applicable Formula Period (the “Formula Period Profits Statement”). Five (5) days after delivery of the Formula Period Profits Statement, the Member shall in a written notice to PainCare either accept or describe in reasonable detail any proposed adjustments to the Formula Period Profits Statement and the reasons therefore, and shall include pertinent calculations. If the Member fails to deliver notice of acceptance or objection to the Formula Period Profits Statement within such five (5) day period, the Member shall be deemed to have accepted the Formula Period Profits Statement. If the Member accepts or fails to object to the Formula Period Profits Statement within the five (5) day period set forth above, then within ninety (90) days after the end of the Formula Period, PainCare shall pay to the Member the Intended Installment Payment or the Adjusted Installment Payment (each an “Installment Payment”, and collectively, the “Installment Payments”) along with any Installment Payment Premium owed in accordance with Subsection (c) above as follows: (i) fifty percent (50%) of the Installment Payment shall be made in cash via wire transfer to a bank account designated by the Member at least five (5) days prior to the end of the Formula Period; and (ii) fifty percent (50%) of the Installment Payment shall be made in PainCare Shares priced at Fair Market Value (as defined in Subsection (g) below). In the event PainCare and the Member are not able to agree on the Formula Period Profits Statement within thirty (30) days from and after the receipt by PainCare of any objections raised by the Member, PainCare and the Member shall each have the right to require that such disputed determinations be submitted to an independent certified public accountant or accounting firm that PainCare shall select, for computation or verification in accordance with the provisions of this Agreement, and the Installment Payment shall be paid by PainCare to the Member within fifteen (15) days after receipt of the accountant’s computation or verification. The foregoing provisions for certified public accounting firm review shall be final and binding upon the Parties and there shall be no right of appeal from such decision.

(f) Earn-out Cap. Notwithstanding anything to the contrary in this Section 3, in no event whatsoever shall the aggregate amount of the Installment Payments paid to the Member from PainCare in cash, in the PainCare Shares or any other form of consideration exceed One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000).

(g) Definitions for Purposes of Section 3.3. For purposes of Section 3.3 of this Agreement, the following terms shall have the meanings set forth below:

(i) “Fair Market Value” shall mean the value of the PainCare Shares determined as follows:

(1) if the principal market for the PainCare Shares is a national securities exchange, then the “Fair Market Value” of the PainCare Shares shall equal the thirty (30) day trailing average of the closing ask prices of the PainCare Shares as reported by such exchange or on a composite tape reflecting transactions on such exchange; or

(2) if the principal market for the PainCare Shares is not a national securities exchange, but the price of the PainCare Shares is quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) Stock Market, and (A) actual closing price information is available with respect to the PainCare Shares, then the “Fair Market Value of the PainCare Shares shall equal the thirty (30) day trailing average of the closing ask prices of such stock on the NASDAQ Stock Market; or (B) actual closing price information is not available with respect to the PainCare Shares, then the “Fair Market Value” of the PainCare Shares shall equal the thirty (30) day trailing average of the bid prices per share of such stock on the NASDAQ Stock Market; or

(3) if the principal market for the PainCare Shares is neither a national securities exchange and such stock is not quoted on NASDAQ, then the “Fair Market Value” of the PainCare Shares shall equal the thirty (30) day trailing average of the closing ask prices of the PainCare Shares as reported by the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated, or a comparable service selected by PainCare; or

(4) if subsections (g)(i)(1)-(3) above are inapplicable or if no trades have been made or no quotes are available for such day with respect to the PainCare Shares, then the “Fair Market Value” of the PainCare Shares shall be determined by an independent third party appraiser selected by PainCare. Within ten (10) days after the effective date of the appraiser’s appointment, the appraiser shall deliver an appraisal of the Fair Market Value of the PainCare Shares, which shall be binding and conclusive on the Parties. The cost of any appraisal hereunder shall be shared equally by the Parties, and each Party shall be responsible and financially liable for its or his own attorneys’ fees; and

(5) with the understanding that notwithstanding the Fair Market Value ascribed to the PainCare Shares pursuant to subsections 3.3(g)(1), (2), (3) or (4) above in no event shall the Fair Market Value of the PainCare Shares ever be less than Two and 50/00 Dollars ($2.50) per share.

(ii) “Formula Period Profits” shall mean the Surviving Corporation’s earnings before deductions for interest, taxes, depreciation and amortization (“EBITDA”) as calculated utilizing GAAP by PainCare’s independent certified public accountants for the applicable Formula Period where possible, and as calculated by PainCare for quarterly and less than quarterly periods for such Formula Period. Notwithstanding the foregoing, the calculation of the Formula Period Profits shall not include any costs or expenses related to: (i) the corporate overhead of PainCare or other administrative or similar charges that PainCare might impose upon the Surviving Corporation, except those charges for services provided directly to and for the benefit of the Surviving Corporation; (ii) any non-recurring charges, losses, profits, gains, or non-cash adjustments not related to the ongoing operations of the Surviving Corporation’s business, including but not limited to discontinued operations, extraordinary items, acquisition costs and goodwill charges incurred in connection with the transactions contemplated hereby (excluding the write-off of any goodwill with respect to the Surviving Corporation in accordance with FASA 142), or unusual or infrequent items as such terms are defined pursuant to generally accepted accounting principles, or (iii) any charge related to grants or exercises of options of employees of the Surviving Corporation. The Formula Period Profits shall specifically include without limitation revenues and expenses associated with PainCare’s MedX Rehabilitation Program which may be implemented by the Surviving Corporation subsequent to the Closing unless the Parties otherwise mutually agree in writing.

3.4 Pledge Agreement. Contemporaneous with the Closing, PainCare agrees to execute a pledge agreement in the form attached hereto as Exhibit 3.4 (the “Pledge Agreement”) to secure the payment of the Intended Installment Payments.

4. REPRESENTATIONS AND WARRANTIES OF THE MEMBER. The Member represents and warrants to the Acquiring Companies that the statements contained in this Section 4 are correct and complete as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 4 to the Agreement.

4.1 Organization, Qualification, and Company Power. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Maine. The Company has full power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is currently engaged and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Schedule lists all of the managers, officers and members of the Company, as of the date immediately preceding the Closing Date. The Company has made available to the Acquiring Companies correct and complete copies of the minute book, articles of organization and the operating agreement of the Company, as amended to date. Copies of the minute book (containing the records of meetings of the members, managers and any committees) of the Company are correct and complete in all material respects and will have been delivered to PainCare prior to or at the Closing. The Company is not in default under or in violation of any provision of its articles of organization or operating agreement.

4.2 Capitalization. The Member owns all of the membership interests in the Company (the “Membership Interest”). The Membership Interest has been duly authorized, is fully paid and nonassessable. The Member has good title to the Membership Interest free and clear of any and all liens, claims, security interests or other encumbrances of any Person. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, redemption rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its membership interests. There are no outstanding or authorized membership appreciation, profit participation, or similar rights with respect to the Company. There are no member agreements, voting trusts, proxies, or other agreements or understandings with respect to the voting of the membership interests of the Company.

4.3 Authorization. The Company has full power and authority (including full corporate power and authority) and the Member has all necessary authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company has been duly authorized and approved by the Member and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the transactions contemplated hereby. The Company has given the Member any and all notice required to be given to the Member under applicable law. This Agreement constitutes the valid and legally binding obligation of the Company and the Member, enforceable in accordance with its terms and conditions.

4.4 Noncontravention. Except as set forth in Section 4.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement by the Company or the Member, nor the consummation of the transactions contemplated hereby will: (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency or any other third party whatsoever, or court to which the Company or the Member are subject, or any provision of the articles of organization or operating agreement of the Company; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company or the Member are a party or by which either the Company or the Member is bound or to which any of the Company’s assets are subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth in Section 4.4 of the Disclosure Schedule, the Member and the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party whatsoever in order for the Parties to consummate the transactions contemplated by this Agreement. The Parties agree that Section 4.4 of the Disclosure Schedule shall be divided into two (2) sections, consisting of: (i) Section 4.4(a) which shall list all such authorizations, consents and approvals which must be obtained prior to the Closing, as a condition to Closing; and (ii) Section 4.4(b) which shall list all such authorizations, consents and approvals which will not be obtained prior to Closing which shall be obtained within a reasonable period of time after Closing.

4.5 Broker’s Fees. Neither the Company nor the Member has any Liability or obligation to pay any fees, expenses, or commissions to any consultant, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.6 Title to Assets. Section 4.6 of the Disclosure Schedule contains a complete, true and correct list of all of the assets of the Company. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Financial Statement, as defined in Section 4.8 below, or acquired after the date thereof, free and clear of all Security Interests. The assets set forth in Section 4.6, in conjunction with any assets which the Company leases, constitute all of the assets used by the Company in connection with its business as presently conducted and all assets necessary or appropriate for the continued operation of the Company’s business.

4.7 No Subsidiaries. The Company has no Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, limited liability company, trust or other business association.

4.8 Financial Statements. Attached as Section 4.8 of the Disclosure Schedule are true and complete copies of the following Company financial statements (collectively, the “Financial Statements”): (a) audited balance sheets, statements of operation and retained earnings, and cash flow for the year ended December 31, 2003 (the “Most Recent Year End”) for the Company; and (ii) interim statements of operation and retained earnings and cash flow (the “Most Recent Financial Statements”) for the month ended May 31, 2004 (the “Most Recent Month End”) for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments which will not be material. Except as provided in the Most Recent Financial Statements, or as fully disclosed in Section 4.8 of the Disclosure Schedule, the Company does not have any Liabilities or obligations (whether accrued, absolute, contingent, whether due or to become due or otherwise) which might be or become a charge against the Company since the date of the Most Recent Financial Statements. The Member acknowledges and agrees that PainCare and Subsidiary relied upon the financial information set forth in the Financial Statements in order to determine the Transaction Consideration.

4.9 Events Subsequent to Most Recent Year End. Since the Most Recent Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since the Most Recent Year End:

(a) Sale or Lease of Assets. The Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair market value in the ordinary course of its business;

(b) Contracts. The Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

(c) Change in Contracts. No third party (or the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which it is bound and neither the Member nor the Company has any intent to do any of the foregoing or has received a verbal or written indication of any third party’s intent to do any of the foregoing;

(d) Security Interests. The Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

(e) Investments. The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(f) Debts. The Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(g) Liabilities Unaffected. The Company has not delayed or postponed the payment of accounts payable and other Liabilities or accelerated the collection of accounts, notes or other receivables;

(h) Claims Unaffected. The Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the ordinary course of its business;

(i) Articles and Operating Agreement. There has been no change made or authorized in the articles of organization or operating agreement of the Company;

(j) Changes in Equity. The Company has not issued, sold, or otherwise disposed of any of its membership interests, equity or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests;

(k) Distribution. The Company has not declared, set aside, or paid any dividend or made any distribution with respect to its Membership Interest (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Membership Interest;

(l) Property Damage. The Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property or assets;

(m) Transactions with Affiliates. The Company has not made any loan to, or entered into any other transaction with, any of its managers, officers and employees;

(n) Collective Bargaining Agreements. The Company has not entered into any collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(o) Compensation Changes. The Company has not granted any increase in the base compensation of any of its managers, officers, and employees;

(p) Employee Benefit Plans. The Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(q) Employment Arrangements. The Company has not made any change in the employment terms for any of its members, managers, officers and employees, other than to terminate such agreements as required herein;

(r) Charitable or Capital Contributions. The Company has not made or pledged to make any charitable or other capital contribution;

(s) Ordinary Course of Business. There has not been any other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the Company;

(t) Accounting Practices. There has not been any change in any method of accounting or accounting principle, estimate or practice of the Company;

(u) Accounts Receivable. The Company has not accelerated the collection of any Accounts Receivable or any other amounts owed to it; and

(v) In General. Neither the Company nor the Member has committed to do any of the foregoing.

4.10 Undisclosed Liabilities. The Company has no Liability and there is no basis for any present or future action, suit, proceeding, hearing, investigation, complaint, claim, or demand against it giving rise to any Liability, except for: (a) Liabilities set forth on the Most Recent Financial Statements; (b) Liabilities disclosed in the Disclosures Schedule; and (c) Liabilities which have arisen after the Most Recent Month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). As of the Closing, other than the current trade accounts payable, the Company shall not have any unpaid liabilities, including, but not limited to, any bank debt, capital leases or any general or professional liability claims, or be obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection. Except as provided in the Most Recent Financial Statements, or as disclosed in detail in Section 4.8 of the Disclosure Schedule, the Company does not have any Liabilities or obligations which might be or become a charge against the Company.

4.11 Tax Matters.

(a) Tax Returns. The Company has filed all Tax Returns it was required to file. All such Tax Returns were correct and complete in all respects and were filed on a timely basis. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim is currently pending by an authority in a jurisdiction where the Company is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Withholding. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(c) No Disputes of Claims. No member or manager or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either: (a) claimed or raised by any authority in writing; or (b) as to which any of the members, managers and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. Section 4.11 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Member has made available to PainCare correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Affiliates since December 31, 2001.

(d) No Waivers. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) No Special Circumstances. The Company has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(f) Intentionally Omitted.

(g) Audits of Tax Returns. No Tax Return of the Company is currently under audit or examination by any taxing authority, and the Company has not received a written notice stating the intention of any taxing authority to conduct such an audit or examination. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. The revenue agents’ reports related to any prior audits and examinations are attached as part of Section 4.11 of the Disclosure Schedule.

(h) Period of Assessment. There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

(i) Tax Agreements. The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes, including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority.

(j) Inclusions in Taxable Periods. The Company will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Code Section 481 with respect to a change in method of accounting occurring before the Closing Date or comparable provisions of state, local or foreign tax law. As of the Closing Date, the Member will place funds in a separate bank account in the name of the Company in an amount sufficient to pay all such liabilities and such funds shall be used to pay such liabilities as they become due.

(k) Personal Holding. The Company has not, during the five (5) year period ending on the Closing Date, been a personal holding company within the meaning of Code Section 541.

(l) Consolidated Tax Returns. The Company has never filed or been included in any combined or consolidated Tax Return with any other person or been a member of an Affiliated Group filing a consolidated federal income Tax Return.

4.12 Real Property. The Company does not own any real property. Section 4.12 of the Disclosure Schedule lists and describes briefly all real property leased or subleased by the Company. The Member has made available to PainCare and Subsidiary correct and complete copies of the leases and subleases listed in Section 4.12 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4.12 of the Disclosure Schedule:

(a) Binding. The lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(b) Continued Validity. The lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(c) No Defaults. The Company is not in breach or default under the lease or sublease and no third party is in breach or default under the lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(d) Repudiation. Neither the Company nor any other party to the lease has repudiated any provision of the lease or sublease;

(e) No Disputes. There are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(f) Subleases. With respect to each sublease, the representations and warranties set forth in subsections 4.12(a) through 4.12(e) above are true and correct with respect to the underlying lease;

(g) Encumbrances. None of the Company or its Affiliates has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(h) Approvals. All facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

(i) Utilities. All facilities leased or subleased thereunder are supplied with utilities and other services reasonably necessary for the operation of said facilities.

4.13 Intellectual Property. The Company owns or has the right to use pursuant to a valid license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. No claim or demand of any Person has been made, nor is there any proceeding that is pending, or to the Member’s Knowledge, threatened, which challenges the rights of the Company with respect to any Intellectual Property or asserts that the Company is infringing or otherwise in conflict with or is required to pay any royalty or license fee with respect to any Intellectual Property.

4.14 Condition of Tangible Assets. Each tangible asset of the Company is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable, designed and intended for the purposes for which it presently is used by the Member and the Company and is not outdated in comparison with the assets used for similar purposes by similar businesses.

4.15 Contracts. Section 4.15 of the Disclosure Schedule lists the following contracts and other agreements, written or oral, to which the Company was a party immediately preceding the Closing:

(a) Personal Property Leases. Any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments;

(b) Services. Any agreement (or group of related agreements) for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year;

(c) Partnership; Joint Venture. Any agreement constituting a partnership or joint venture;

(d) Indebtedness. Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;

(e) Confidentiality; Non-Competition. Any agreement concerning confidentiality or non-competition;

(f) Members’ Agreements. Any agreement by and between the Member and any Affiliate of the Company;

(g) Plans. Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former managers, officers, and employees;

(h) Employment or Consulting Agreements. Any agreement for the employment of any individual on a full-time or part-time or the engagement of any individual as a consultant or independent contractor, or otherwise compensating an individual for services rendered or to be rendered to the Company;

(i) Advances; Loans. Any agreement under which the Company has advanced or loaned any amount to any of its members, managers, officers and employees outside the ordinary course of business;

(j) Adverse Effects. Any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations or future prospects of the Company; and

(k) Other Agreements. Any other agreement (or group of related agreements) the performance or rendering of which involves consideration in excess of Five Thousand and No/100 Dollars ($5,000.00).

The Member has made available to PainCare and Subsidiary a correct and complete copy of each written agreement listed in Section 4.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.15 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) there shall be no breach or other violation resulting from the consummation of the transactions contemplated hereby; (iii) the Company is not in default or breach and no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) neither the Company nor any other party has repudiated any provision of the agreement. None of the agreements listed in Section 4.15 of the Disclosure Schedule requires the consent or approval of any Person, or any compensation or payment to be made to any such Person by reason of the transactions contemplated by this Agreement, or the merger of the Company with and into another Person.

4.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

4.17 Insurance; Malpractice. Section 4.17 of the Disclosure Schedule contains a list and brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks to which the Company has been a party, a named insured or otherwise the beneficiary of coverage at any time during the five (5) years immediately preceding the Closing Date. Section 4.17 of the Disclosure Schedule contains a description of all current malpractice liability insurance policies of the Member, the Company and the Company’s professional employees and all predecessor policies in effect. Except as set forth on Section 4.17 of the Disclosure Schedule: (a) neither the Company, nor its professional employees, nor the Member has, during the five (5) years immediately preceding the Closing Date, filed a written application for any insurance coverage relating to the Company’s business or property which has been denied by an insurance agency or carrier; and (b) the Company, the Company’s professional employees and the Member has been continuously insured for professional malpractice claims during the same period. Section 4.17 of the Disclosure Schedule also sets forth a list of all claims for any insured loss in excess of Five Thousand and 00/100 Dollars ($5,000) per occurrence filed by the Company, the Company’s professional employees or the Member during the five (5) years immediately preceding the Closing Date, including workers compensation, general liability, environmental liability and professional malpractice liability claims. With respect to each insurance policy listed in Section 4.17 of the Disclosure Schedule: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company, the Member, other health care professionals nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (iv) the Company has not repudiated any provision thereof and no other party to the policy has repudiated any provision thereof; (v) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriter(s) of such policies or any notice that a defense will be afforded with reservation of rights; (vi) the Company has not received: (A) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated; or (B) any other indication that such policies are no longer in full force and effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder; and (vii) neither the Member nor the Company has received any written notice from or on behalf of any insurance carrier issuing such policies, that there will hereafter be a cancellation, or an increase in a deductible or non-renewal of existing policies. The Company has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.

4.18 Litigation. Except as noted in Section 4.18 of the Disclosure Schedule, there is no litigation, arbitration, governmental claim, investigation or proceeding, pending or, to each of the Seller’s knowledge, threatened, against the Company, or the Sellers at law or in equity, before any court, arbitration tribunal or governmental agency. Each of the Sellers has no knowledge of any facts on which claims may hereafter be made against the Company that will have a Material Adverse Effect on the Company. All medical malpractice claims, general liability incidents and incident reports relating to the Business have been submitted to the Sellers’ or Company’s insurer. All claims made or, to each of the Sellers’ knowledge, threatened against the Company or the Sellers in excess of the deductible are covered under Sellers’ or Company’s current insurance policies. Sellers have provided Purchasers with a complete list of all general liability incidents, incident reports and malpractice claims relating to the Business or the Center that have for the five (5) year period prior to the Closing Date.

4.19 Health Care Compliance. The Company is participating or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements set forth in Section 4.19 of the Disclosure Schedule. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. The Company is in compliance in all material respects with the requirements of all such third-party payors applicable thereto. None of the Company, its physician employees, the Member, or immediate family members of the Member or other physician employees, have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

4.20 Fraud and Abuse. The Company, the Member, and all persons and entities providing professional services for the Company have not engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose Knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration: (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. The Company has at all times complied with the requirements of Maine Statutes which prohibit physicians who have an ownership, investment or beneficial interest in certain health care facilities from referring patients to such facilities for the provisions of designated and other health services, and has at all times complied with the Maine Statutes. Furthermore, the Company has filed all reports required to be filed by the State of Maine and federal law regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients.

4.21 Legal Compliance. The Company and its predecessors and Affiliates have complied with all applicable Laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings of federal, state, local, and foreign governments (and all agencies thereof)), and no action, suit, proceeding, hearing, complaint, claim, demand, notice or investigation has been filed or commenced, or to the Knowledge of the Member and the Company, threatened against the Company alleging any failure so to comply. The Company and all physicians and other health care professionals engaged or employed by the Company have all permits and licenses required by applicable Law, have made all required regulatory filings and are not in violation of any such permit or license. The Company is lawfully operated in accordance with the requirements of all applicable Laws and has in full force and effect all authorizations and permits necessary to operate a medical practice. There are no outstanding notices of deficiencies relating to the Company issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable law or condition for participation with such governmental authority or third-party condition for participation with such governmental authority or third-party payor. The Company has not received notice and the Company and Member has no Knowledge or reason to believe that, such necessary authorizations may be revoked or not renewed in the ordinary course of business.

4.22 Rates and Reimbursement Policies. The jurisdiction in which the Company is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by the Company except for restrictions promulgated by Maine law and regulation on charging of excessive fees and limitations on charges for and profits from the sale of medications, goods and devices and free samples. The Company does not have any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program. The Company and the Member have no Knowledge of any applicable Law, which affects rates or reimbursement procedures which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this

Agreement or any such legal requirement proposed or currently pending in the State of Maine which could have a Material Adverse Effect on the Company, its business or operations, or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients at the Company or require the Company to obtain any necessary authorization which the Company does not currently possess. Neither the Company nor the Member have Knowledge of any impending proposed reduction in reimbursement from third party or other payors nor Knowledge of any threatened termination of payor contracts.

4.23 Medical Staff. Except as set forth on Section 4.23 of the Disclosure Schedule, the Member has no Knowledge of a physician who is providing services on behalf of the Company who plans, or has threatened to terminate his or her employment or other relationship with the Company. None of the physicians providing services on behalf of the Company currently has plans to retire from the practice of medicine in the next three (3) years.

4.24 Employees. Except as set forth on Section 4.24 of the Disclosure Schedule: (a) there is no unfair labor practice charge or complaint pending or threatened relating to the business of the Company; and (b) payment in full to all of the employees of the Company of all wages, salaries, commissions, bonuses, benefits, and other compensation lawfully due and owing to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute, or other law as of the Closing Date has been made.

4.25 Employee Benefits.

(a) Plans. Section 4.25 of the Disclosure Schedule lists each Employee Benefit or health and welfare plan that the Company maintains or to which the Company contributes.

(b) Compliance. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its terms and with the applicable requirements of ERISA, the Code and other applicable laws.

(c) Reports and Descriptions. All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1’s, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(d) Contributions. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any pay period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments due for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(e) Qualified Plan. Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and is intended to meet the requirements of a “qualified plan” under Code Section 401(a) meets such requirements and has received, within the last two (2) years, a favorable determination letter from the IR.

(f) Market Value. The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(g) Copies. The Member has delivered to PainCare and Subsidiary correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

(h) Maintenance of Plans. With respect to each Employee Benefit Plan that the Company maintains, ever has maintained, or to which it contributes, ever has contributed, or ever has been required to contribute:

(i) Reportable Events. No such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or threatened; and

(ii) Prohibited Transactions. There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than any Multiemployer Plan), other than routine claims for benefits, is pending or threatened. The Member and the Company have no Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

4.26 Physicians and Other Providers. During the five (5) years preceding the Closing Date, each physician, and other health care provider who is or was employed by, or who renders or has rendered services on behalf of, the Company:

(a) Licenses. Has been duly licensed and registered, and in good standing by the State of Maine to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner;

(b) Controlled Substances. Has current controlled substances registrations issued by the State of Maine and the U.S. Drug Enforcement Administration, which registrations have not been surrendered, suspended, revoked or restricted in any manner;

(c) Actions. Except as set forth on Section 4.26 of the Disclosure Schedule, has not been a party or subject to:

(i) Malpractice Actions. Any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree;

(ii) Disciplinary Proceedings. Any disciplinary, peer review or professional review investigation, proceeding or action instituted by any licensure board, hospital, medical school, physical therapy school, health care facility or entity, professional society or association, third party payor, peer review or professional review committee or body, or governmental agency;

(iii) Criminal Proceedings. Any criminal complaint, indictment or criminal proceedings;

(iv) Investigation. Any investigation or proceedings, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback or fee-splitting laws, or engaging in other billing improprieties;

(v) Mental Illnesses. Any organic or mental illness or condition that impairs or may impair such physician’s ability to practice;

(vi) Substance Abuse. Any dependency on, habitual use or episodic abuse of alcohol or controlled substances, or any participation in any alcohol or controlled substance detoxification, treatment, recovery, rehabilitation, counseling, screening or monitoring program;

(vii) Professional Ethics. Any allegation, or any investigation or proceeding based on any allegation of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to his or her practice; or

(viii) Application for Licensure. Any denial or withdrawal of an application in any state for licensure as a physician or physical therapist, for medical staff privileges at any hospital or other health care entity, for board certification or recertification, for participation in any third party payment program, for state or federal controlled substances registration, or for malpractice insurance.

4.27 Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

4.28 Environment, Health, and Safety.

(a) Compliance. Each of the Company and its predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(b) Permits and Licenses. Without limiting the generality of the foregoing, each of the Company and its Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on Section 4.28 of the Disclosure Schedule.

(c) Notices. None of the Company nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(d) Hazardous Substances. None of the Company or its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

(e) Neither the Company nor Sellers have received any communication (written or oral), whether from a governmental authority, citizens’ group, employee or otherwise, that alleges that the Business or the Company is not in full compliance with Environmental Laws, or that the Company, the Business or Sellers are otherwise subject to liability under Environmental Laws, and to the best each of Sellers’ knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. There is no Environmental Claim (as defined below) pending or, to the best knowledge of each of the Sellers, threatened against the Company, the Business or the Center.

(f) Sellers have no knowledge of any actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge, presence or disposal of any Hazardous Substances that could form the basis of any Environmental Claim against the Company, the Business or the Center, or Sellers in connection with the Business or the Center.

4.29 Certain Business Relationships with the Company and its Affiliates. Neither the Member nor any of his Affiliates have been involved in any business arrangement or relationship with the Company and its Affiliates within the past twelve (12) months, and none of the Member and his Affiliates owns any asset, tangible or intangible, which is material to the business of any of the Company and its Affiliates.

4.30 Third-party Payors. Section 4.30 of the Disclosure Schedule sets forth an accurate, correct and complete list of the Company’s third-party payors. Neither the Company nor the Member has received any notice nor has any Knowledge that any third-party payor intends to terminate or materially reduce its business with, or reimbursement to, the Company. The Company has no reason to believe that any third-party payor will cease to do business with the Company after, or as a result of, the consummation of any transactions contemplated hereby. The Company does not know of any fact, condition or event which would adversely affect its relationship with any third-party payor.

4.31 Bank Accounts. Section 4.31 of the Disclosure Schedule sets forth all of the bank and security accounts and all safe deposit boxes maintained by the Company and all lines of credit owned or used by the Company, and the names of all persons with authority to withdraw funds from, or execute drafts or checks on, each such account.

4.32 Tax Status. The Member is not a “nonresident alien individual” or “foreign corporation” for purposes of Code Section 897(a)(1).

4.33 Binding Obligation. This Agreement constitutes the valid and legally binding obligation of the Member, enforceable in accordance with its terms and conditions.

4.34 No Corporate Practice or Fee Splitting. The Member does not have any Knowledge that the actions, transactions or relationships arising from, and contemplated by, the Transaction violate any law, rule or regulation relating to the corporate practice of medicine or fee splitting. The Member accordingly agrees that he will not and will not cause any other Party, in an attempt to void or nullify this Agreement or any document related to the Transaction or any relationship involving PainCare or Subsidiary to sue, claim, aver, allege or assert that any such document or any such relationship violates any law, rule or regulation relating to the corporate practice of medicine or fee splitting.

4.35 Staff Privileges. Schedule 4.35 lists all hospitals at which the Member has full staff privileges. Such staff privileges have not ever been revoked, surrendered, suspended or terminated, and to the best of the Member’s Knowledge, there are no, and have not been any, facts, conditions or incidents that may result in any such revocation, surrender, suspension or termination.

4.36 Intentions. The Member intends to continue practicing medicine on a full-time basis for the next three (3) years with the Company or the Surviving Corporation and does not know of any fact or condition that adversely affects, or in the future may adversely affect, his ability or intention to practice medicine on a full-time basis for the next three (3) years with the Company or the Surviving Corporation.

4.37 Securities Representation.

(a) No Registration of the PainCare Shares; Investment Intent. The Member acknowledges that the PainCare Shares to be delivered pursuant to this Agreement have not been and will not be registered under the Securities Act and may not be resold without compliance with the Securities Act. The PainCare Shares to be acquired by the Member pursuant to this Agreement are being acquired solely for his own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution other than in compliance with the Securities Act.

(b) Resale Restrictions. The Member covenants, warrants and represents that none of the PainCare Shares issued to Member will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules of regulations of the Commission and applicable state securities laws, and the applicable provisions of this Agreement. All certificates evidencing the PainCare Shares shall bear appropriate legends.

(c) Ability to Bear Economic Risk. The Member covenants, warrants and represents that he is able to bear the economic risk of an investment in the PainCare Shares acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such Knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his own interests in connection with the acquisition of the PainCare Shares. The Member, and the Member’s purchaser representative, if any, have received copies of PainCare’s most recent 10-KSB, 10-QSB AND 8-K filings and have had an adequate opportunity to ask questions and receive answers from the officers of PainCare concerning any and all matters relating to the background and experience of the officers and directors of PainCare, the plans for the operations of the business of PainCare, and any plans for additional acquisitions and the like. The Member, and the Member’s purchaser representative, if any, have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to such individual’s satisfaction.

(d) Accredited Investor. The Member covenants, represents and warrants that he is an: (a) individual with a net worth (either individually or jointly with his respective spouse) in excess of One Million and No/100 Dollars ($1,000,000.00); or (b) individual who had an income in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00) in each of 2002 and 2003, or had a joint income with his spouse in excess of Three Hundred Thousand and No/100 Dollars ($300,000.00) in each of 2002 and 2003, and has a reasonable expectation of reaching the same income level in 2004.

(e) Residency. The Member covenants, warrants and represents that he is a resident of the State of Maine, and received this Agreement and first learned of the transactions contemplated hereby in the State of Maine. He executed and will execute all documents contemplated hereby in the State of Maine, and intends that the laws of the State of Maine govern this transaction.

(f) No Registration. The Member understands, agrees and acknowledges that the PainCare Shares have not been registered under the Maine Securities Act or the Securities Act in reliance upon exemption provisions contained therein which PainCare believes are available.

(g) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

(h) IT IS ACKNOWLEDGED BY THE MEMBER THAT:

THE MEMBER HAS GIVEN AND HIS REPRESENTATIVE(S) HAVE BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM, PAINCARE OR PERSON(S) ACTING ON ITS BEHALF CONCERNING THE TERMS AND CONDITIONS OF THIS TRANSACTION, AND TO OBTAIN ANY ADDITIONAL INFORMATION WHICH PAINCARE POSSESSES OR CAN ACQUIRE WITHOUT UNREASONABLE EFFORT OR EXPENSE THAT IS NECESSARY FOR THE MEMBER TO MAKE AN INVESTMENT DECISION WITH RESPECT TO PAINCARE.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE MERITS OF OR GIVEN ITS APPROVAL TO THIS TRANSACTION OR PAINCARE’S SHARES. THE PAINCARE SHARES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION.

4.38 HIPAA. Schedule 4.38 lists and describes all plans and other efforts of the Member with respect to the practice locations to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the final regulations promulgated thereunder, whether such plans and efforts have been put in place or are in process. Schedule 4.38 includes but is not limited in any manner whatsoever to any privacy compliance plan of the Company in place or in development, and any plans, analyses or budgets relating to information systems including but not limited to necessary purchases, upgrades or modifications to effect HIPAA compliance.

4.39 Improper and Other Payments. (a) Neither the Company, any member, manager, officer, employee thereof, nor any agent or representative of the Company nor any person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any person or authority, (b) no contributions have been made, directly or indirectly, by the Company to a domestic or foreign political party or candidate; and (c) the internal accounting controls of the Company are believed by the Company’s management to be adequate to detect any of the foregoing under current circumstances.

4.40 Accounts Receivable. Schedule 4.40 sets forth a list, accurate, correct and complete in all respects, of all outstanding accounts and notes receivable of the Company as of the Closing Date. All outstanding accounts and notes receivable reflected on Schedule 4.40 are due and valid claims against account debtors for services rendered in accordance with the usual business practices and historical collection experience of the Company and are subject to no counterclaims, and have been outstanding for the periods indicated in the aging analysis at Schedule 4.40. The Member know of no reason why such accounts receivable would not be collectible by the Company according to approximately the same ratios as accounts receivable have been historically collectible by the Company. All outstanding accounts and notes receivable included on Schedule 4.40 and generated through the Closing arose in the ordinary course of business. The Company has not incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise, except as provided in the Financial Statements.

4.41 Medical Waste. With respect to the generation, transportation, treatment, storage, and disposal, or other handling of Medical Waste, the Company, with respect to the business, has complied with all Medical Waste Laws (as hereinafter defined).

“Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste, and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. §§6992, et seq. (“MWTA”).

“Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA; the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA §§2501 et seq.; the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA §§1401 et seq.; the Occupational Safety and Health Act, 29 USCA §§651 et seq.; the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119; and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

4.42 No Untrue or Inaccurate Representation or Warranty. No representation or warranty by Sellers contains or will contain any untrue statement of fact, or omits or will omit to state a fact necessary to make the statements therein not misleading.

5. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING COMPANIES. The Acquiring Companies represent and warrant to the Member that the statements contained in this Section 5 are correct and complete as of the Closing Date.

5.1 Organization of PainCare and Subsidiary. PainCare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

5.2 Authorization of Transaction. PainCare and Subsidiary have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of PainCare, enforceable in accordance with its terms and conditions.

6. CLOSING. The closing of the Transaction (the “Closing”) shall take place at the offices of PainCare, or via remote location as coordinated by the Parties’ respective counsel on July     , 2004, or such other date as the Parties may mutually agree (the “Closing Date”).

7. CLOSING DELIVERIES.

7.1 Deliveries of the Company and the Member. At or prior to the Closing, the Company and the Member shall deliver to the Acquiring Companies the following:

(a) Consents and Approvals. Copies of all authorizations, consents, and approvals of governments, governmental agencies and third parties referred to in Section 4.4(a) of the Disclosure Schedule;

(b) Termination of Agreements. Copies of documents effectuating the termination of any and all written employment and independent contractor agreements, compensation agreements, buy-sell agreements and other similar agreements entered into by the Company and which are in effect immediately preceding the Closing, which terminations shall each include a complete release of the Company from all known or unknown obligations or liabilities;

(c) Company Authorization. A resolution of the Member which authorizes the Transaction in accordance with: (a) applicable law; (b) the Company’s articles of organization and operating agreement; and (c) all other requirements for proper corporate authorization;

(d) Employment Agreement. A duly executed signature page to the Employment Agreement, in the form attached hereto as Exhibit 7.1(e), dated as of the Closing date, by and between the Surviving Corporation and the Member;

(e) Payoffs. Payoff letters from those creditors of the Company listed in Section 7.1(e) of the Disclosure Schedule;

(f) Good Standing Certificate. A certificate issued by the appropriate state governmental authority no more than ten (10) days prior to the Closing Date evidencing the good standing of the Company;

(g) Secretary’s Certificate. A certificate of the Member certifying that the minute books, articles of organization and operating agreement of the Company, attached as exhibits to such certificate, are true, correct, and complete; and

(h) Other documents. Such other instruments or documents as may be necessary or appropriate to carry out the Transactions.

7.2 Deliveries of PainCare. At the Closing, PainCare shall deliver to the Member the following:

(a) Transaction Consideration. The Initial Transaction Consideration;

(b) Resolutions. A resolution of the board of directors of PainCare, and the sole shareholder and members of the board of directors of Subsidiary, authorizing the Transaction;

(c) Pledge Agreement. A duly executed signature page to the Pledge Agreement, in the form attached hereto as Exhibit 3.4, dated as of the Closing date;

(d) Registration Rights Agreement. A duly executed signature page to the Registration Rights Agreement, in the form attached hereto as Exhibit 2.13, dated as of the Closing date;

(e) Other documents. Such other instruments or documents as may be necessary or appropriate to carry out the Transactions.

8. CONDITIONS TO THE OBLIGATIONS OF PAINCARE AND SUBSIDIARY. Each and every obligation of PainCare and Subsidiary under this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by PainCare and Subsidiary:

8.1 Representations and Warranties; Covenants and Agreements. The representations and warranties of the Member in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of the Member or the Company shall be true and correct when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided for herein. Both the Member and the Company shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date; and

8.2 Due Diligence. The Acquiring Companies shall be satisfied, in their sole discretion, with the results of their due diligence examination of the Company and, if the Acquiring Companies so choose, the completion of a satisfactory audit of the Company by the Acquiring Companies’ certified public accountants and the rendering by such accountants of an unqualified opinion letter.

9. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Effective Date:

9.1 General. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party; provided, however, that the costs and expenses associated with the taking of any action necessary to execute or deliver to PainCare any stock powers and such other instruments of transfer as may be necessary to transfer ownership of the Company’s Shares by the Member shall be borne by the Member.

9.2 Tax Returns. The Member shall be responsible for preparing and filing all income or franchise Tax Returns of the Company relating to periods of time prior to the Closing Date. The Subsidiary will be responsible for preparing and filing all income and franchise Tax Returns of the Company relating to periods after the Closing. The Member will provide the Subsidiary with an opportunity to review and comment on such Tax Returns (including any amended returns). The Member will take no positions on the Tax Returns of the Company that relate to the tax period prior to the Closing Date that could adversely affect the Company after the Closing. The income of the Company will be apportioned to the period up to the Closing Date and the period from and after the Closing Date in accordance with the provisions of Code Section 1362(e)(6)(D) by closing the books of the Company as of the close of business on the last calendar day immediately preceding the Closing Date.

9.3 Transition. Neither the Member nor the Company will take any action that is designed, intended or likely to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as he, she or it maintained with the Company prior to the Closing.

9.4 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with: (a) any transaction contemplated under this Agreement; or (b) any fact, situation, circumstances, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the Parties will cooperate with the contesting or defending Party and its or his counsel in the contest or defense, at the sole cost and expense of the contesting or defending Party except to the extent that the contesting or defending party is entitled to indemnification therefore under this Agreement.

9.5 Consents. The Member hereby covenants and agrees that, after the Effective Date, he will use his best efforts to obtain all authorizations, consents, and approvals set forth in Section 4.4(b) of the Disclosure Schedule. If such consent, approval or agreement is not obtained, or if an attempted assignment thereof would affect the rights of the parties thereunder so that such parties would not in fact receive all such rights, the Parties will cooperate in any arrangement designed to provide for the Parties to receive the benefits under any such contract, including enforcement for the benefit of PainCare and Subsidiary of any and all rights of the Member against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

9.6 Operational Covenants. Without the prior written consent of the Member, which shall not be unreasonably withheld, PainCare shall not, prior to the conclusion of the third Formula Period:

(a) reorganize the Surviving Corporation, whether by integrating or consolidating the business of the Surviving Corporation with other operating units of PainCare or its subsidiaries or affiliates, except in the case that at the time of such integration or consolidation such transaction could not reasonably be expected to have a Material Adverse Effect on the Formula Revenues;

(b) effect any reassignment, reprioritization, reallocation, restructuring, or reduction of the Surviving Corporation’s human or other resources, their research and development initiatives, or their marketing programs, except in a manner that at the time of such event could not reasonably be expected to have a Material Adverse Effect on the Formula Revenues or that are reasonably necessary in light of the Surviving Corporation’s results of operation;

(c) amend the articles of incorporation or bylaws of the Surviving Corporation in any manner that at the time of such amendment could reasonably be expected to have a Material Adverse Effect on the Formula Revenues;

(d) cause the Surviving Corporation to become a party to or terminate any agreement which at the time such agreement is entered into or terminated could reasonably be expected to have a Material Adverse Effect on the Formula Revenues or that is reasonably necessary in light of the Surviving Corporation’s results of operation;

(e) cause the Surviving Corporation to undertake actions outside the ordinary course of its business which at the time of such undertaking could reasonably be expected to have a Material Adverse Effect on the Formula Revenues;

(f) sell a material portion of the Surviving Corporation or its assets, merge the Surviving Corporation with any other entity, sell a controlling interest in the Surviving Corporation, or make any fundamental change in the business of the Surviving Corporation unless such action(s) at the time of such undertaking could not reasonably be expected to have a Material Adverse Effect on the Formula Revenues or that is reasonably necessary in light of the Surviving Corporation’s results of operation;

The parties hereby acknowledge and agree that the foregoing conditions shall become null and void and of no further force or effect if the Formula Profits of the Surviving Corporation in each of any two (2) consecutive calendar quarters are less than $250,000, or if the Formula Profits of the Surviving Corporation in one (1) calendar quarter is less than $100,000.

In the event that PainCare defaults in its performance of any of its obligations under this Section and fails to cure such default within thirty (30) days (or such other reasonable period if 30 days is not a sufficient amount of time to cure such default, provided that PainCare shall have commenced in good faith and is diligently pursuing its efforts to cure such default during such 30-day period) of receiving a written notice of default from the Member, PainCare shall be deemed to be in breach of this Agreement.

10. SURVIVAL AND INDEMNIFICATION.

10.1 Survival of Representations and Warranties. All of the representations, warranties, covenants, and agreements including but not limited to the restrictive covenants and the indemnification provisions contained in this Agreement are material and have been relied upon by the Parties hereto and shall survive the Closing for their applicable statute of limitations saving the covenants set forth in Section 9.6 which shall expire and terminate as of the end of the last Formula Period, or as otherwise provided in Section 9.6. The representations and warranties contained herein shall not be affected by any investigation, verification or examination by any Party or by anyone on behalf of such Party.

10.2 Indemnification Provisions for the Benefit of PainCare and Subsidiary. In the event of: (a) a misrepresentation (or in the event any third party alleges facts that, if true, would mean a misrepresentation) of any of the Member’s representations and/or warranties contained in this Agreement; (b) a breach (or in the event any third party alleges facts that, if true, would mean a breach) of any of the Member’ covenants contained in this Agreement or any other agreement executed in connection herewith; or (c) any Liability of the Company of any nature whatsoever accrued or existing as of the Closing Date or related to actions of the Company which occurred prior to the Closing Date, which is not reflected on the Financial Statements or the Closing Date Balance Sheet and which the Surviving Corporation expressly agrees to assume, then the Member agrees to indemnify PainCare and Subsidiary from and against any Adverse Consequences PainCare and Subsidiary may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the misrepresentation or breach (or alleged breach) or non-disclosed Liability. No provision of this Agreement, including but not in any way limited to, any “Knowledge” qualifiers or materiality standards in the representations and warranties of the Member, shall have any effect on the Members’ indemnity for any Liability arising prior to the Closing Date.

10.3 Indemnification Provisions for the Benefit of the Member. In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of PainCare’s or Subsidiary’s representations, warranties, and covenants contained in this Agreement, then PainCare and Subsidiary agree to indemnify the Member from and against any Adverse Consequences the Member may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

10.4 Matters Involving Third Parties.

(a) Notification. If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) pursuant to this Section 10, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party thereby is prejudiced and then only to the extent that the Indemnifying Party is actually prejudiced.

(b) Defense by Indemnifying Party. The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) Satisfactory Defense. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) and any such settlement must include a complete release of the Indemnified Party.

(d) Conditions. In the event any of the conditions in Section 10.4(b) above is or becomes unsatisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 10.

(e) Right to Set-Off. If any such cost, loss, damage, expense, liability, claim, or obligation occurs or is incurred by PainCare or Subsidiary, PainCare or Subsidiary shall have the right, after written notice to the Member, at PainCare’s or Subsidiary’s option and in addition to any other actions permitted by law, to offset the amount of any such cost, loss, damage, expense, liability, obligation or claim against amounts due from PainCare or Subsidiary to the Member, including the right to offset any post-closing payment due from PainCare or Subsidiary to the Member under this Agreement or any other agreement.

(f) Materiality. Notwithstanding any provision in this Agreement to the contrary, the indemnifying Party’s obligation to indemnify the Indemnified Party in connection with a breach of any representation, warranty, covenant or other agreement included in this Agreement, and the amount of damages to be indemnified, shall be determined without regard to any “material”, “materiality” (or correlative meanings”) or “Material Adverse Effect” qualifications, provisions or exceptions set forth in such representation, warranty, covenant or other agreement, each of which shall be deemed to be given for the purposes of this Section 10 as though there were no such qualifications, provisions or exceptions.

(g) Limitation. The indemnification provisions set forth in this Section 10 shall be limited to all claims in excess of Twenty Five Thousand and 00/100 Dollars ($25,000) (the “Threshold”). Once a claim exceeds the Threshold, if a Party is entitled to indemnification under this Section 10, such party shall recover all appropriate funds from the first dollar of damages. Further, the indemnitors shall not be liable for any liabilities resulting from claims that are covered by any insurance policy or other indemnity or contribution agreement unless, and only to the extent that, the full limit of such insurance policy, indemnity or contribution agreement has been exceeded. The Party entitled to indemnification shall have a duty to mitigate its damages.

11. RESTRICTIVE COVENANTS; CONFIDENTIALITY.

11.1 Member Restrictive Covenants. As an inducement to the Company to execute this Agreement and in order to preserve the goodwill associated with the business of the Surviving Company and in addition to and not in limitation of any covenants contained in any agreement executed and delivered herewith, Member hereby covenants and agrees as follows:

(a) Covenant Not to Compete. During the Term of the Employment Agreement entered into with the Member as of the Closing date and for a period of two (2) years after its termination “For Cause”, Member will not directly or indirectly, within the Territory (as hereinafter defined):

(i) be employed by, act as an agent, consultant or contractor of, engage in, continue in or carry on any business which provides pain care medicine, pain management and/or musculoskeletal rehabilitative (but not including any anesthesiology) services in competition with the business of the Surviving Company or any business of PainCare or any of its subsidiaries that is substantially similar to such business, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(ii) be employed by, consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of the Surviving Company or PainCare and its subsidiaries in any aspect with respect to the Business of the Surviving Company, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting patients and customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than on an arm’s length basis with any such competitor;

(iii) offer employment to an employee of the Surviving Company, PainCare or any of its subsidiaries, without the prior written consent of the Surviving Company; or

(iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Surviving Company, the PainCare or its subsidiaries or their businesses;

provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall be a one hundred (100) mile radius originating from any office of the Surviving Company (the “Territory”). The parties agree that the Surviving Company or PainCare, as the case may be, may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Surviving Company’s, or PainCare’s, business upon obtaining the prior written consent of Member which will not be unreasonably withheld. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

(b) Consideration. PainCare, Subsidiary and the Member has carefully considered the nature and extent of the restrictions imposed by this Section 11.1 and the rights and remedies conferred upon PainCare and Subsidiary hereunder and hereby expressly acknowledge and agree that: (i) the restricted territory, period, and activities are reasonable and are necessary and fully required to protect the legitimate business interests of PainCare and Subsidiary; (ii) any violation of the terms of these restrictive covenants would have a substantial detrimental effect on PainCare’s and Subsidiary’s businesses; (iii) the restrictive covenants do not stifle the Member’s inherent skill and experience; and (iv) would not operate as a bar to any of the Member’s means of support. Because of the difficulty of measuring economic losses to PainCare and Subsidiary as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to PainCare and Subsidiary for which it would have no other adequate remedy, the Member agrees that, in the event of a breach by him of the foregoing covenants, the covenants set forth in this Section 11.1 may be enforced by PainCare and Subsidiary by injunctions and restraining orders, in addition to all other available legal remedies.

(c) Third-Party Beneficiaries. All successors and assigns of PainCare, Subsidiary, all Affiliates of PainCare and Subsidiary, and all successors and assigns of such Affiliates are third-party beneficiaries of the restrictive covenants contained in this Section 11.1 and the provisions of this Section 11.1 are intended for the benefit of, and may be enforced by, PainCare’s and Subsidiary’s successors and assigns and PainCare’s and Subsidiary’s Affiliates and such Affiliates’ successors and assigns.

11.2 Defenses. The existence of any claim or cause of action by the Member against PainCare or Subsidiary, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by PainCare, Subsidiary, or any of PainCare’s or Subsidiary’s successors and assigns or Affiliates and such Affiliates’ successors and assigns, but shall be litigated separately. The provisions of this Section 11 shall survive the termination of this Agreement.

11.3 No Running of Covenant During Breach. The covenants set forth in this Section 11 shall apply for the applicable periods as set forth above. If the Member violates such covenants, and PainCare, Subsidiary or any of their successors and assigns or Affiliates bring a legal action for injunctive or other relief, such party bringing the action shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the covenant period, unless a court of competent jurisdiction holds that the covenant is not enforceable in whole or in part. Accordingly, for any time period that the Member is in violation of the covenant, such time period shall not be included in calculating the applicable time period of the covenant.

11.4 Blue Pencil Doctrine. The covenants set forth in this Section 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

11.5 Confidentiality, Press Releases, and Public Announcements.

(a) No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

(b) The Parties covenant and agree that from and after the Effective Date, neither of the Parties nor their Affiliates (to the extent any such Affiliate has received Confidential Information as defined below or Trade Secrets, as defined below) shall disclose, divulge, furnish or make accessible to anyone any Confidential Information or Trade Secrets, or in any way use any Confidential Information or Trade Secrets in the conduct of any business; provided, however, that nothing in this Section 11.5 will prohibit the disclosure of any Confidential Information or Trade Secrets which is required to be disclosed by a Party or any of its or his Affiliates in connection with any public company laws or regulations, court action or any proceeding before any authority. Notwithstanding the foregoing, in the case of a disclosure contemplated by this Section 11.5, no disclosure shall be made until the disclosing Party shall give notice to the non-disclosing Party of the intention to disclose such Confidential Information or Trade Secrets so that the non-disclosing Party may contest the need for disclosure, and the disclosing Party will cooperate (and will cause its or his Affiliates and their respective representatives to cooperate) with the non-disclosing in connection with any such proceeding. Notwithstanding any provision of this Agreement which may be to the contrary, the foregoing provisions restricting the use of Confidential Information and Trade Secrets shall survive the Closing for the time period equal to five (5) years from the Effective Date. For the purpose of this Agreement, the term “Confidential Information” shall mean all records, files, reports, protocols, policies, manuals, databases, processes, procedures, computer systems, materials and other documents pertaining to the operations of a Party and the term “Trade Secrets” shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

11.6 Conduct of Business. From the date hereof through the Closing, the Member shall, except as contemplated by this Agreement, or as consented to by PainCare in writing, cause the Company to be operated in the ordinary course and in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, the Company shall not, and, with respect to the Company, the Member shall not, except as specifically contemplated by this Agreement, as set forth in Section 11.6 of the Disclosure Schedule, or as consented to by PainCare in writing:

(a) change or amend the organizational documents of the Company;

(b) enter into, extend, materially modify, terminate or renew any lease or any contract, except modifications, extensions or renewals of contracts in the ordinary course of business;

(c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the assets or any interests therein of the Company except in the ordinary course of business and, without limiting the generality of the foregoing, the Company will maintain, dispose of, and sell inventory consistent with past practices;

(d) incur any liability for indebtedness for borrowed money, guarantee the obligations of others, indemnify or agree to indemnify others or, except in the ordinary course of business, incur any other liability;

(e) take any action with respect to the grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of the Company in effect on the date hereof that are described in the Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee of the Company or pay, any benefit not required by any existing Employee Plan or policy;

(f) make any change in the key management structure of the Company, including, without limitation, the hiring of additional officers or the termination of existing officers;

(g) adopt, enter into or amend any Employee Plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable regulations;

(h) fail to maintain all Employee Plans in accordance with applicable Regulations;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any corporation, partnership, association or other business organization or division thereof or acquire any subsidiary;

(j) willingly allow or permit to be done any act by which any of the insurance policies of the Company or Member may be suspended, impaired or canceled;

(k) enter into, renew, modify or revise any agreement or transaction relating to the Company with any of its or their Affiliates;

(l) fail to maintain the assets of the Company in substantially their current state of repair, excepting normal wear and tear, or fail to replace (consistent with the Company’s past practice) inoperable, worn-out or obsolete or destroyed assets;

(m) make any loans or advances relating to the Company to any partnership, firm, individual, or corporation, except for expenses incurred in the ordinary course of business consistent with past practice;

(n) fail to comply in all material respects with all laws and regulations applicable to the Company;

(o) change any of the accounting methods or practices of the Company as historically applied or make any new elections or change any existing elections with respect to Taxes;

(p) intentionally do any other act which would cause any representation or warranty of the Company or the Member in this Agreement to be or become untrue, or any covenant in this Agreement to be breached, in any material respect;

(q) fail to use reasonable efforts consistent with past business practice to (i) maintain the Company so that the services of its officers, employees, consultants and agents will remain available to it on and after the Closing Date, (ii) maintain existing relationships with suppliers, patients, customers and others having business dealings with the Company and (iii) otherwise preserve the goodwill of the business of the Company so that such relationships and goodwill will be preserved on and after the Closing Date;

(r) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

(s) declare, set aside for payment, or pay any dividend or distribution in respect of any membership interest in the Company, redeem, purchase or otherwise acquire any of the Company’s equity securities; or otherwise transfer any of the assets of the Company to or on behalf of any Member of the Company or any Affiliate of the Company, including, without limitation, any payment of principal of or interest on any debt owed to any of the foregoing or any payment of a bonus, fee or other payment to any of the foregoing as an employee of the Company; or

(t) fail to comply with all applicable filing, payment, withholding, collection and record retention obligations under all applicable federal, state, local or foreign Tax laws.

11.7 No Third-Party Beneficiaries. Other than with respect to the restrictive covenants set forth in Section 11, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12. MISCELLANEOUS.

12.1 Entire Agreement This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

12.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, assigns, distributees, heirs, and grantors of any revocable trusts of a Party hereto. No Party may assign either this Agreement or any of its or his rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, PainCare and Subsidiary, may, without the prior consent of the other Party, assign this Agreement to their Affiliates.

12.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.4 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.5 Notices All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) upon receipt if it is sent by facsimile, (b) the next business day if sent by reputable overnight courier, or (c) five (5) days after mailing if by certified mail return receipt requested, postage prepaid, and addressed or otherwise sent to the intended recipient as set forth below:

If to PainCare or Subsidiary:	PainCare Holdings, Inc.
37 North Orange Avenue
Suite 500
Orlando, Florida 32801
Attention: CEO

If to the Member:	Ben Zolper, M.D.
63 Woodland Drive
Bangor, ME 04401

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address or facsimile number set forth above using any other means (including personal delivery, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

12.6 Governing Law; Jurisdiction; Attorney’s Fees. This Agreement, and all proceedings hereunder, shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (either of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In the event of any suit under this Agreement or otherwise between the parties hereto, the prevailing Party shall be entitled to all reasonable attorney’s fees and costs, including allocated costs of in-house counsel, to be included in any judgment recovered. In addition, the prevailing Party shall be entitled to recover reasonable attorney’s fees and costs, including allocated costs of in-house counsel, incurred in enforcing any judgment arising from a suit under this Agreement. This post-judgment attorney’s fees and costs provision shall be severable from the other provisions of this Agreement and shall survive any judgment on such suit and is not to be deemed merged into the judgment.

12.7 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence and all waivers must be in writing, signed by the waiving Party, to be effective.

12.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.9 Expenses. Except as set forth herein, each of the Parties will bear its or his own costs and expenses (including, but not limited to, legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

12.10 Further Assurances. Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out the terms and provisions of this Agreement.

12.11 Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from nor mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

12.12 Survival. All of the representations, warranties, covenants and agreements including but not limited to Articles VI and VII made by the Parties in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions described herein shall survive for all applicable statute of limitations, and may be fully and completely relied upon by Sellers and Purchasers, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter.

12.13 Incorporation of Exhibits and Schedules. The exhibits and schedules (including the Disclosure Schedule) identified in this Agreement and the recitals first set forth above are incorporated herein by reference and made a part hereof.

12.14 Submission to Jurisdiction. Each party to this Agreement hereby submits to exclusive jurisdiction of any state or federal court within Orange County, Florida for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

12.15 Notification of Certain Matters. Between the date of this Agreement and the Closing, the Company and/or the Member, as applicable, shall give prompt notice to PainCare of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of the Company or any Affiliate, manager, officer, employee, agent or Member of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. During the same period, the Member and/or the Company shall promptly notify

PainCare of the occurrence of any breach by the Member or the Company of any covenant in this or of the occurrence of any event that may make the satisfaction of the conditions to Closing impossible or unlikely, and PainCare shall promptly notify the Member or the Company of the occurrence of any such breach or event that comes to its attention. Should any such fact or condition require any change in any Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Member will promptly deliver to PainCare a supplement to the Disclosure Schedule specifying such change. PainCare shall not be required to Close if any such supplement to the Disclosure Schedules or failure to satisfy a covenant, condition or agreement constitutes a material adverse effect.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PAINCARE:

PAINCARE HOLDINGS, INC., a Florida corporation

By:	/S/ RANDY LUBINSKY
Print:	Randy Lubinsky
Its:	CEO

SUBSIDIARY:

PAINCARE ACQUISITION COMPANY XIV, INC., a Florida corporation

By:	/S/ RANDY LUBINSKY
Print:	Randy Lubinsky
Its:	CEO

COMPANY:

BEN ZOLPER, M.D., L.L.C. a Maine limited liability company

By:	/S/ BEN ZOLPER
Print:	Ben Zolper
Its:	Managing Director

MEMBER:

/S/ BEN ZOLPER
Ben Zolper, M.D.

EXHIBITS

Exhibit 1	Definitions
Exhibit 2.3	Articles of Merger
Exhibit 2.13	Registration Rights Agreement
Exhibit 3.4	Pledge Agreement
Exhibit 7.1(e)	Employment Agreement

DISCLOSURE SCHEDULES

4.1	Managers
4.2	Capitalization
4.4(a)	Consents to be Obtained Prior to Closing
4.4(b)	Consents to be Obtained After Closing
4.6	Assets
4.8	Financial Statements
4.11	Tax Returns
4.12	Real Property
4.15	Material Contracts
4.17	Insurance
4.18	Litigation
4.19	Third Party Payor Agreements
4.23	Medical Staff Relations
4.24	Employee Relations
4.25	Employment Benefits
4.26(c)	Physician Matters
4.28(b)	Permits, Licenses and Authorizations
4.30	Third Party Payors
4.31	Bank Accounts
4.35	Staff Privileges
4.38	HIPPA
4.40	Accounts Receivable
7.1(g)	Payoffs
11.6	Conduct of Business

EXHIBIT 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1 “Accounts Receivable” means the accounts receivable of the Company and the Surviving Corporation determined in accordance with GAAP with respect to the operations of the Company prior to the Closing Date arising from the rendering of services to patients through the Closing Date, including, without limitation, those from private pay patients, private insurance payors, third party payors and governmental programs.

1.2 “Adjustment Payment Date” has the meaning set forth in Section 3.4(c).

1.3 “A/R Adjustment” has the meaning set forth in Section 3.3(a).

1.4 “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

1.5 “Affiliate” shall mean, with respect to any Person: (a) any corporation, proprietorship, partnership, limited liability company, or any other business entity whatsoever that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such Person; and (b) if the Person is an individual, any other individual who is related to such Person. For the purposes of this definition, the terms “controls,” “is controlled by” and “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Neither PainCare nor Subsidiary is an Affiliate of the Company or the Member for purposes of this Agreement and neither the Member nor the Company is an Affiliate of PainCare or Subsidiary for purposes of this Agreement.

1.6 “Agreed Other Net Equity” has the meaning set forth in Section 3.3(b).

1.7 “Agreement” has the meaning set forth in the Preamble.

1.8 “Articles of Merger” has the meaning set forth in Section 2.3.

1.9 “Cash Due at Closing” has the meaning set forth in Section 3.1.

1.10 “Closing” has the meaning set forth in Section 3.3.

1.11 “Closing Date” has the meaning set forth in Section 3.3.

1.12 “Closing Date Accounts Receivable” shall mean the accounts receivable of the Company as set forth on the Closing Date Balance Sheet.

1.13 “Closing Date Balance Sheet” has the meaning set forth in Section 3.3.

1.14 “Code” means the Internal Revenue Code of 1986, as amended.

1.15 “Commission” means the U.S. Securities and Exchange Commission.

1.16 “Company” has the meaning set forth in the Preamble.

1.17 “Disclosure Schedule” has the meaning set forth in Section 4.

1.18 “Earnings Threshold” has the meaning set forth in Section 3.4.

1.18 “EBITDA” has the meaning set forth in Section 3.4.

1.19 “Effective Time” has the meaning set forth in Section 2.3.

1.20 “Employee Benefit Plan” means any: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan; or (e) any bonus, incentive, severance, stock option, stock purchase, short-term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary continuation during short absences for illness or otherwise.

1.21 “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

1.22 “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

1.23 “Environmental, Health, and Safety Requirements” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

1.24 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.25 “Fair Market Value” has the meaning set forth in Section 3.3(f).

1.26 “Fiduciary” has the meaning set forth in ERISA Section 3(21).

1.27 “Financial Statements” has the meaning set forth in Section 4.8.

1.28 “Florida Act” has the meanings set forth in Section 2.1.

1.29 “Formula Period” has the meaning set forth in Section 3.4.

1.30 “Formula Period Profits Statement” has the meaning set forth in Section 3.4.

1.31 “GAAP” means the United States generally accepted accounting principles in effect from time to time.

1.32 “HIPAA” has the meaning set forth in Section 4.38.

1.33 “Indemnified Party” has the meaning set forth in Section 10.4.

1.34 “Indemnifying Party” has the meaning set forth in Section 10.4.

1.35 “Intended Installment Payment” has the meaning set forth in Section 3.3.

1.36 “Installment Payment” has the meaning set forth in Section 3.3.

1.37 “Installment Payment Discount” has the meaning set forth in Section 3.3.

1.38 “Installment Payment Premium” has the meaning set forth in Section 3.3.

1.39 “Intellectual Property” means: (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals); (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (e) all computer software (including data and related documentation); (f) all other proprietary rights; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

1.40 “IRS” means the U.S. Internal Revenue Service.

1.41 “Knowledge” An individual will be deemed to have “Knowledge of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is a serving, or who has at any time served, as a manager, director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

1.42 “Liability” means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including, but not in any way limited to, any liability for Taxes.

1.43 “Medical Waste” has the meaning set forth in Section 4.41

1.44 “Membership Interest” means any ownership interest in the Company.

1.45 “Merger” has the meaning set forth in Section 2.1.

1.46 “Most Recent Financial Statements” has the meaning set forth in Section 4.8.

1.47 “Most Recent Month End” has the meaning set forth in Section 4.8.

1.48 “Most Recent Year End” has the meaning set forth in Section 4.8.

1.49 “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

1.50 “NASDAQ” has the meaning set forth in Section 3.4.

1.51 “Surviving Corporation” has the meaning set forth in Section 2.11.

1.52 “Other Net Equity Adjustment” has the meaning set forth in Section 3.3.

1.53 “PainCare” has the meaning set forth in the Preamble.

1.54 “PainCare Shares” means any share of common stock, $.0001 par value per share, of PainCare.

1.55 “Party(ies)” has the meaning set forth in the Preamble.

1.56 “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

1.57 “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, any other form of entity whatsoever, or a governmental entity (or any department, agency, or political subdivision thereof).

1.58 “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

1.59 “Reportable Event” has the meaning set forth in ERISA Section 4043.

1.60 “Securities Act” means the Securities Act of 1933, as amended.

1.61 “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.62 “Security Interest” means any lien, claim, encumbrance, mortgage, hypothecation, pledge, or other security interest, excluding purchase money security interests arising in the ordinary course of business and liens arising by operation of law for Taxes not yet due and payable.

1.63 “Member” has the meaning set forth in the Preamble.

1.64 “Subsidiary” has the meaning set forth in the Preamble.

1.65 “Surviving Corporation” has the meaning set forth in Section 2.1.

1.66 “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, production, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including interest, penalty, or additions thereto, whether disputed or not, and whether or not accrued on the Financial Statements.

1.67 “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.68 “Third Party Claim” has the meaning set forth in Section 10.4.

1.69 “Trade Secrets” has the meaning set forth in Section 11.6.

1.70 “Transaction” has the meaning set forth in Section 2.1.

1.71 “Transaction Consideration” has the meaning set forth in Section 3.1.